Exhibit 99.1

LIVEXLIVE MEDIA ANNOUNCES Q3 FISCAL 2021 RESULTS

AND 11th CONSECUTIVE QUARTER OF RECORD REVENUE

●	Company Updates Guidance for Fiscal 2021 Revenue of $64 - $69.5 Million with Adjusted Operating Loss* of ($2.5) - ($5.0) Million and Provides Guidance for Fiscal 2022 Revenue of $90-100 Million with Adjusted Operating Income* (Not Including Corporate Overhead) of Breakeven to $2.5 Million

●	Revenue Increased 96.9% YOY to a Record $19.1 Million in Q3 Fiscal 2021

●	Contribution Margin* Increased Over 121.2% to a Record $4.6 Million in Q3 Fiscal 2021, up from $2.1 Million in Q3 Fiscal 2020

●	Q3 Fiscal 2021 GAAP Loss from Operations was ($7.6) Million, a 4.0% Improvement

●	Adjusted Operating Loss (“AOL”)* from Core Operations was ($0.6) Million in Q3 Fiscal 2021, an Improvement of $0.6 Million when Compared to Q3 Fiscal 2020 AOL* of ($1.2) Million

●	For the 9 months ended December 31, 2020, Revenue Increased 53.5% YOY to $44.2 Million, Contribution Margin* Increased 217.3% to $11.7 Million and GAAP Loss from Operations was ($20.5) Million, a 27.2% Improvement

●	For the 9 months ended December 31, 2020, Adjusted Operating Income (AOI)* from Core Operations was $0.4 Million, an Improvement of $7.3 Million when Compared to AOL* of ($6.9) Million in the prior year period

●	Revenue Streams Diversified in Q3 Fiscal 2021 comprised of 44% Subscription, 56% Advertising, Merchandising and Pay-Per-View Ticketing compared to 94% Subscription and 6% Advertising in Q3 Fiscal 2020

●	As Compared to Fiscal 2020, Shareholder Equity increased by $23.5 Million, Working Capital Increased by $23.5 Million, and Cash Increased by $5.2 Million to $17.6 Million in Q3 Fiscal 2021

●	Paid subscribers as of December 31, 2020 increased 180,000 to 1,000,000***

●	In Calendar 2020, LiveXLive livestreamed 140 events featuring 1,800 artists generating content which has been viewed over 120 million times

●	PodcastOne had over 2 billion podcast downloads in Calendar 2020 and now produces over 350 podcasts per week

●	Completed Acquisition of Custom Personalization Solutions (“CPS”), an e-commerce merchandise company. For Calendar 2020, which includes the period prior to our acquisition, CPS generated approximately $20 Million in revenue and $1 Million of EBITDA

●	Spring Awakening, React Presents’ trophy property, expanded its live concert business to Cancun Mexico, and now has over $1.3 Million ticket sales, highlighting the demand for live music when COVID-19 ends

Los Angeles, CA – February 11, 2021 – LiveXLive Media, Inc. (Nasdaq: LIVX) ("LiveXLive"), a global platform for livestream and on-demand audio, video and podcast content in music, comedy and pop culture, and owner of PodcastOne, Slacker Radio, React Presents and Custom Personalization Solutions (“CPS”), announced today results for its third fiscal quarter ended December 31, 2020 and record revenue and contribution margin*.

In Q3 fiscal 2021, LiveXLive posted record revenue of $19.1 million, as well as record contribution margin* of $4.6 million. The increases were driven by growth in advertising revenue and strong sponsorship revenue. On a U.S. GAAP basis, LiveXLive recorded a loss from operations of ($7.6) million and a net loss of ($8.7) million. On a non-GAAP basis, Adjusted Operating Loss (“AOL”)* narrowed to ($1.9) million from ($2.1) million in Q3 2020.

LiveXLive’s CEO and Chairman, Robert Ellin, commented, “Delivering our 11th consecutive quarter of record revenues, our team has built one of the most powerful social live music networks in the world to Attend, Listen, Watch, Engage, and Transact. We continue to expand our flywheel business model as we completed in Q3 the acquisition of an e-commerce merchandising business, a new vertical that presents significant opportunity to grow revenue by leveraging our audience, platform and entertainment industry relationships to add specialized consumer product revenue.”

Mr. Ellin continued, “We are building long term, sustainable, valuable franchises in audio music, podcasting, OTT, pay-per-view and live streaming. Based on our current estimates and expectations, we are pleased to provide full-year fiscal 2022 revenue guidance of between $90 - $100 million, with meaningful upside in the event live concerts and festivals return.”

Recent and Q3 Fiscal 2021 Highlights

●	Assisted by J.P. Morgan, LiveXLive commenced a process to explore strategic alternatives in order to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination.

●	Completed the acquisition of e-commerce merchandise company, CPS, in an all-stock acquisition that included approximately $5.2 million in estimated working capital. For Calendar 2020, which includes the period prior to our acquisition, CPS generated approximately $20 million in revenue and $1 million of EBITDA.

●	LiveXLive’s 24-hour linear OTT streaming channel now reaches over 300 million people on Amazon Fire, Roku, Apple TV, SLING, both Samsung Smart TVs and Samsung TV Plus, Xumo, and ReachTV, Consumable TV streaming original content, artist interviews, concerts, festivals, ancillary event-related content, and short-form video content from around the world.

●	***Ended December 31, 2020 with over 1 million paid subscribers, an increase of 180,000, or 22% year-over-year. Included in the total number as of December 31, 2020 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers.

●	PodcastOne's franchise of exclusive shows has grown to more than 235 as the company produces more than 350 podcast episodes per week. Total social media reach across the exclusive talent roster of PodcastOne now exceeds 240 million.

●	PodcastOne recently announced new exclusive podcasts with Brett Favre, Latin music star Anitta, award winning podcast “Our Fake History”, 7-Time NBA Champion Robert Horry, and USA Network stars Todd and Julie Chrisley’s “Chrisley Confessions”.

●	Expanded sponsorship deals to now include Pepsi, McDonald’s, Hyundai, KFC, NetSuite, Corona, Porsche, Chipotle, State Farm, Kia, White Claw, Mike's Hard Lemonade, and Mentos Pure Fresh Gum — and through LiveXLive's multi-year livestream partnership with iHeartRadio - Progressive Insurance, Capital One, Ally Financial, Goya, Country Crock, St. Jude and OGX.

●	Engagements within LiveXLive's social media channels garnered a triple-digit year-over-year increase with total engagements up over 145% and average engagements per post up 21%.

●	Announced its board of directors authorized the repurchase up to two million shares of LiveXLive's outstanding common stock from time to time.

Business Outlook

LiveXLive is providing full-year fiscal 2022 guidance which is as follows (which assumes no revenue from live events given COVID-19 restrictions):

●	Revenue of $90 - 100 million

●	Adjusted Operating Income** (not including corporate overhead) of breakeven - $2.5 million

LiveXLive is updating its full-year fiscal 2021 guidance which is as follows:

●	Revenue of $64 - $69.5 million

●	Annualized Contribution Margin* of 30% - 35% of revenue

●	Adjusted Operating Loss** of ($2.5) - ($5.0) million

●	Capital expenditures, which principally include internally capitalized labor costs supporting the growth of our music platform, in the range of $3.0 - $5.0 million

●	Expectation to livestream over 135 music festivals and events

**	With respect to projected full year 2021 Adjusted Operating Loss* and full year 2022 Adjusted Operating Income from Core Operations, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted Operating Loss*. We expect that the variability of these items could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Third Quarter 2021 and 2020 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Revenue	$19.1	$9.7
Operating loss	$(7.6)	$(7.9)
Adjusted Operating Loss*	$(1.9)	$(2.1)
Net Loss	$(8.7)	$(8.8)
Loss per share - basic and diluted	$(0.12)	$(0.15)

Third Quarter 2021 Results Summary Discussion

During Q3 fiscal 2021, LiveXLive posted record revenue of $19.1 million versus $9.7 million in Q3 fiscal 2020. The increase was largely due to the growth in advertising and sponsorship revenue, offset by a decrease in subscription revenue as a result of certain subscribers subject to a contractual dispute. Paid subscribers as of December 31, 2020 increased 22% to over 1 million, a net increase of 180,000 as compared to 820,000 subscribers at December 31, 2019. Included in the total number as of December 31, 2020 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers.

LiveXLive livestreamed 52 live events during Q3 2021, as compared to 10 in Q3 2020, significantly reduced the cost per event, and made incremental investments to drive long-term growth. These growth activities drove a net loss of ($8.7) million, loss from operations of ($7.6) million and AOL* of ($1.9) million in Q3 fiscal 2021.

Q3 fiscal 2021 Operating Loss of ($7.6) million was lower as compared to a ($7.9) million Operating Loss in Q3 fiscal 2020. The $0.4 million improvement was largely driven by (i) a $2.5 million improvement in contribution margin* in Q3 fiscal 2021, as compared to Q3 fiscal 2020, driven by higher sponsorship revenue and the addition of PodcastOne in the quarter, and (ii) offset by increased operating expenses of $2.2 million, primarily as a result of the addition of PodcastOne.

*	Refer to “About Non-GAAP Financial Measures” within this release for definitions of Adjusted Operating Income, Adjusted Operating Loss and Contribution Margin (Loss).

Q3 fiscal 2021 AOL* of ($1.9) million improved by 10%, or $0.2 million when compared to Q3 fiscal 2020 AOL* of ($2.1) million, driven by improved Contribution Margin* and operating expenses during the period. Q3 fiscal 2021 AOL* was driven by Operations loss of ($0.6) million and Corporate loss of ($1.4) million.

Capital expenditures for Q3 fiscal 2021 totaled approximately $0.7 million, which were largely driven by capitalized software costs associated with development of our integrated music player and pay-per-view services in Q3 fiscal 2021.

At December 31, 2020, LiveXLive had approximately $17.6 million in cash and cash equivalents, which includes restricted cash of $0.2 million.

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the "Company") (pronounced Live "by" Live) is a leading global all-in-one streaming artist-first platform delivering premium music and entertainment content and livestreams from the world’s top artists, expertly curated streaming radio stations, podcasts, and original video and audio on-demand content, as well as personalized merchandise, connecting artists to millions of fans every day. The Company has streamed over 1,800 artists since January 2020 and has created a valuable connection between bands, fans and brands by building long-term franchises in audio, video, podcasting, pay-per-view, livestreaming, and specialty merchandise. LiveXLive is available on iOS, Android, Roku, Apple TV, and Amazon Fire, and through OTT, Samsung TV, STIRR, Sling, and XUMO, in addition to its own app, online website and social channels. The Company’s wholly owned subsidiary PodcastOne, generates more than 2.25 billion downloads per year with 400+ episodes distributed per week across a stable of hundreds of top podcasts. The Company’s other major wholly owned subsidiaries are LiveXLive, Slacker Radio, React Presents and Custom Personalization Solutions. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok and Twitter at @livexlive.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss), Adjusted Operating Income (“AOI”) and Adjusted Operating Loss (“AOL”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and AOL to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOL is not calculated or presented in accordance with GAAP. A limitation of the use of AOL as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOL should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOL as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as revenue less Cost of Sales. AOI/AOL is defined as operating income (loss) before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense.  Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2021 AOL and full year 2022 AOI from Core Operations, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from AOL and AOI. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements contained in this earnings release (or otherwise made by us or on our behalf from time to time in other reports, filings with the U.S. Securities and Exchange Commission (the “SEC”), news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” notwithstanding that such statements are not specifically identified. These forward-looking statements relate to our expectations or forecasts for future events, including without limitation our earnings, revenues, expenses, Adjusted Operating Income, Adjusted Operating Loss, Contribution Margin (Loss), capital expenditures or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “hope,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are not guarantees of future performance and are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, risks and uncertainties, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company's ability to consummate any proposed financing, acquisitions or transaction and the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition or transaction will not occur or whether such event will enhance shareholder value; the Company's ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid subscribers, as well as the Company’s ability to recognize revenue for those subscribers which are the subject of a contractual dispute; the Company identifying, acquiring, securing and developing content; successfully implementing the Company’s growth strategy, including relating to its technology platforms and applications; ability to integrate the Company’s acquired businesses and the ability of the combined businesses to grow; the ability of the Company’s executive officers to manage expected growth profitably; the outcome(s) of any legal proceedings pending or that may be instituted against the Company, its subsidiaries or third parties to whom the Company may owe indemnification obligations; changes in laws or regulations that apply to the Company or its industry; the Company’s ability to recognize and timely implement future technologies in the music and livestreaming space; the Company’s ability to capitalize on investments in developing its service offerings, including LiveXLive app to deliver and develop upon current and future technologies; significant product development expenses associated with the Company’s technology initiatives; the Company’s ability to deliver end-to-end network performance sufficient to meet increasing customer demands; the Company’s ability to timely and economically obtain necessary approval(s), releases and or licenses on a timely basis for the use of its music content on its service platform; the Company’s ability to obtain and maintain international authorizations to operate its service over the proper foreign jurisdictions its customers utilize; the Company’s ability to expand its service offerings and deliver on its service roadmap; the Company’s ability to timely and cost-effectively produce, identify and or deliver compelling content that brands will advertise on and or customers will purchase and or subscribe to across the Company’s platform; the effects of the global Covid-19 pandemic; general economic and technological circumstances in the music and livestreaming digital markets; the Company’s ability to obtain and maintain licenses for content used on legacy music platforms; the loss of, or failure to realize benefits from, agreements with our music labels, publishers and partners; unfavorable economic conditions in the airline industry and economy as a whole; the Company’s ability to expand its domestic or international operations, including the Company’s ability to grow its business with current and potential future music labels, festivals, publishers, or partners; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to the Company’s equipment or geopolitical restrictions; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in the Company’s projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of the Company’s business plans and technology roadmap or the Company’s plans of expansion in North America and internationally; fluctuation in the Company’s operating results; the demand for live and music streaming services and market acceptance for our products and services; the Company’s ability to generate sufficient cash flow to make payments on its indebtedness; the Company’s incurrence of additional indebtedness in the future; the Company’s ability to repay the convertible notes at maturity or to repurchase the convertible notes upon a fundamental change or at specific repurchase dates; the effect of the conditional conversion feature of the convertible notes; the Company’s compliance with the covenants in its senior notes; risks and uncertainties applicable to the businesses of the Company’s subsidiaries and other risks, uncertainties and factors, including, but not limited to, those described in the Company’s 2020 Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 26, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 16, 2020, and in the Company’s other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date the statements were made. The Company does not undertake any obligation to update these forward-looking statements, unless required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

LiveXLive IR Contact:
310.601.2500
ir@livexlive.com

Financial Information

The tables below present financial results for the three and nine months ended December 31, 2020 and 2019.

LiveXLive Media, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019

Revenue:	$19,123	$9,699	$44,189	$28,780

Operating expenses:
Cost of sales	14,564	7,638	32,524	25,104
Sales and marketing	3,059	1,391	6,481	5,202
Product development	2,534	2,754	6,908	7,682
General and administrative	5,162	4,473	14,762	14,401
Amortization of intangible assets	1,399	1,355	4,057	4,497
Total operating expenses	26,718	17,611	64,732	56,886
Loss from operations	(7,595)	(7,912)	(20,543)	(28,106)

Other income (expense):
Interest expense, net	(998)	(890)	(4,097)	(2,700)
Loss on extinguishment of debt	-	-	(1,488)	-
Other income (expense)	(138)	(6)	(320)	413
Total other income (expense), net	(1,136)	(896)	(5,905)	(2,287)

Loss before provision for income taxes	(8,731)	(8,808)	(26,448)	(30,393)

Provision for income taxes	-	-	4	-
Net loss	$(8,731)	$(8,808)	$(26,452)	$(30,393)

Net loss per share – basic and diluted	$(0.12)	$(0.15)	$(0.40)	$(0.55)
Weighted average common shares – basic and diluted	72,356,093	57,927,217	66,880,417	55,390,589

LiveXLive Media, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	March 31,
	2020	2020
Assets
Current Assets
Cash and cash equivalents	$17,353	$5,702
Restricted cash	235	6,735
Accounts receivable, net	16,210	3,889
Prepaid expense and other assets	2,853	1,396
Inventory	2,750	-
Total Current Assets	39,401	17,722
Property and equipment, net	4,229	3,397
Goodwill	24,216	9,672
Intangible assets, net	22,395	23,198
Other assets	1,142	127
Total Assets	$91,383	$54,116

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$32,067	$30,723
Accrued royalties	13,195	13,071
Notes payable, net	2,242	331
Deferred revenue	1,412	949
Senior secured convertible debentures, net	-	2,720
Total Current Liabilities	48,916	47,794
Senior secured convertible debentures, net	-	6,505
Unsecured convertible notes, net	7,280	6,794
Senior secured convertible notes, net	12,830	-
Notes payable, net	754	-
Lease liabilities, noncurrent	813	-
Other long-term liabilities	6,483	45
Deferred income taxes	108	108
Total Liabilities	77,184	61,246

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 75,265,970 and 58,984,382 shares issued and outstanding, respectively	75	59
Additional paid in capital	168,697	120,932
Accumulated deficit	(154,573)	(128,121)
Total stockholders’ equity (deficit)	14,199	(7,130)
Total Liabilities and Stockholders’ Equity (Deficit)	$91,383	$54,116

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited)

LiveXLive Media, Inc.

Adjusted Operating Income (Loss)* Reconciliation

	Contribution Margin	Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs	Other Non- Operating Costs	Adjusted Operating Loss*
Three Months Ended December 31, 2020
Operations	$4,559	$(4,636)	$2,173	$1,630	$-	$256	$(577)
Corporate	-	(2,959)	-	1,062	50	478	(1,369)
Total	$4,559	$(7,595)	$2,173	$2,692	$50	$734	$(1,946)

Three Months Ended December 31, 2019
Operations	$2,061	$(4,668)	$1,941	$1,329	$-	$201	$(1,197)
Corporate	-	(3,224)	1	1,606	-	702	(935)
Total	$2,061	$(7,912)	$1,942	$2,935	$-	$903	$(2,132)

	Contribution Margin	Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs	Other Non- Operating Costs	Adjusted Operating Income (Loss)*
Nine months Ended December 31, 2020
Operations	$11,665	$(11,069)	$6,368	$4,148	$-	$963	$410
Corporate	-	(9,474)	-	3,885	421	1,367	(3,801)
Total	$11,665	$(20,543)	$6,368	$8,033	$421	$2,330	$(3,391)

Nine months Ended December 31, 2019
Operations	$3,676	$(17,753)	$6,154	$4,470	$-	$246	$(6,883)
Corporate	-	(10,353)	3	4,342	-	2,469	(3,539)
Total	$3,676	$(28,106)	$6,157	$8,812	$-	$2,715	$(10,422)

(1)	Non-Recurring Acquisition and Realignment Costs principally include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period.
(2)	Other Non-Recurring Costs principally include certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live -event distribution agreement post COVID-19.

*	See the definition of Adjusted Operating Income and Adjusted Operating Loss under “About Non-GAAP Financial Measures” within this release.

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited)

LiveXLive Media, Inc.

Contribution Margin* Reconciliation

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019

Revenue:	$19,123	$9,699	$44,189	$28,780

Less Cost of Sales:	(14,564)	(7,638)	(32,524)	(25,104)

Contribution Margin*	$4,559	$2,061	$11,665	$3,676

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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